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                                                                    Exhibit 99.1

                     AMKOR COMPLETES ACQUISITION OF UNITIVE

          POISED FOR LEADERSHIP IN FLIP CHIP AND WAFER LEVEL PACKAGING

CHANDLER, Ariz., Aug. 24 -- Amkor Technology, Inc. (Nasdaq: AMKR) today announced that it has completed the acquisition of North Carolina-based Unitive, Inc. ("Unitive") together with a majority interest in Unitive Semiconductor Taiwan Corporation ("UST") for $48 million, the assumption of approximately $23 million in debt and performance based earn-outs of up to $57 million. At closing, Amkor acquired approximately 60% of UST and approximately 93% of Unitive, the remaining 7% of Unitive to be acquired in a subsequent restructuring already included in the above purchase price. Unitive and UST are among the world's leading providers of wafer level technologies and services for flip chip and wafer level packaging applications. Unitive and UST will operate as subsidiaries of Amkor.

With these acquisitions, Amkor gains industry-leading technology for electroplated wafer bumping and turnkey wafer level "chip scale" packaging, together with installed and operationally qualified, high volume 200mm and 300mm electroplated wafer bumping and wafer level packaging manufacturing operations.

Amkor made an initial payment of $32 million and will pay the $16 million balance in one year. In addition, Amkor has a call option to acquire the remaining interest of approximately 40% of UST at any time over the next 18 months for NT$611 million, or approximately $18 million. As previously announced, the transaction provides for performance based earn-outs that are estimated at an aggregate of $57 million payable one year from closing, a maximum of $55 million of which is payable in cash or stock at Amkor's discretion and approximately $2 million of which is payable in cash.

"We are excited about the growth opportunities in flip chip and wafer level packaging and look forward to integrating Unitive's and UST's technology and production capabilities with those of Amkor," said Oleg Khaykin, Amkor's executive vice president, corporate development.

The current Unitive and UST management teams in North Carolina and Taiwan will remain in place. Unitive will continue to focus on development of advanced wafer level processing technologies and will offer turnkey wafer bumping and wafer level packaging services. UST will provide electroplated wafer bumping and, through integration with Amkor's operations, a complete suite of wafer level processing, assembly and test services.

About Unitive

Unitive is a leading independent developer of electroplated wafer bumping technology and earlier this year announced the industry's first electroplated lead-free wafer bumping process. Unitive also operates the industry's most advanced turnkey capability for wafer level chip packaging, providing an integrated suite of services, including design, wafer bumping, multi-layer redistribution, backgrind, dicing, probe, tape & reel, backside laminate & metallization and laser marking. In 2003 Unitive introduced the world's first independent 300mm electroplated wafer bumping production line at its Hsinchu, Taiwan manufacturing facility.

About Amkor

Amkor Technology, Inc. (Nasdaq: AMKR - News) is a leading provider of contract semiconductor assembly and test services. The company offers semiconductor companies and electronics OEMs a complete set of microelectronic design, manufacturing and support services. More information on Amkor is available from the company's SEC filings and on Amkor's web site: www.amkor.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws, including, without limitation, the future payments by Amkor for the acquisitions, the integration of Unitive's and UST's
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technology and production capabilities with those of Amkor, the status of the management teams in North Carolina and Taiwan and the anticipated developmental and operational roles of Unitive and UST. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results and events to differ materially from historical and expected results, including, but not limited to, the following: the ability to attract and retain Unitive and UST employees; risks associated with the integration of the acquisitions; difficulties with centralizing and integrating Taiwan and North Carolina operations; the highly unpredictable nature of the semiconductor industry; volatility of consumer demand for products incorporating our semiconductor packages; deterioration of the U.S. or other economies; competitive pricing and declines in average selling prices of our products; and technological challenges. Further information on risk factors that could affect the outcome of the events set forth in these statements and that could affect our operating results and financial condition is detailed in the Amkor's filings with the Securities and Exchange Commission, including the Report on Form 10-K for the year ended December 31, 2003 and Form 10-Q for the quarter ended June 30, 2004.

      Company Contact:                  Agency Contact:
      Jeffrey Luth                      Martijn Pierik
      Amkor Technology, Inc.            Positio Public Relations, Inc.
      Phone: 480-821-5000  ext. 5130    Phone: (408) 453-2400
      E-mail: jluth@amkor.com           E-mail: martijn@positiopr.com